Filed in The District Court
of Travis County, Texas

LM APR 28 2008
At 2:25 p M.
Amalia Rodriguez-Mendoza, Clerk

NO. D-1-GN-08-001556

RADLER ENTERPRISES, INC. fka RADLER ENTERPRISES TEXAS, INC.	§	IN THE DISTRICT COURT OF
V.	§	TRAVIS COUNTY, TEXAS
KING RESOURCES, INC., NORRIS R. HARRIS and JACK R. DURLAND, JR.	§	250TH JUDICIAL DISTRICT

ORDER GRANTING PLAINTIFF'S APPLICATION FOR TURNOVER RELIEF

On this day came on to be heard Plaintiff's Application for Turnover Relief. The Court considered the evidence supported by affidavits and exhibits. After reviewing the exhibits, the evidence presented, and applicable law, the Court finds that:

1. Under Section 31.002 of the Civil Practice and Remedies Code, notice may be given to Defendant-Judgment Debtors following the ex parte issuance of this order granting turnover relief.

2. Venue is proper in Travis County Texas because one of the Defendants, King Resources, Inc. now has its principal place of business in Travis County, Texas.

3. On July 23, 2002, in the 55th Judicial District Court of Harris County, Texas, Plaintiff recovered judgment (the "Texas Judgment") against the Judgment Debtors in Cause Number 1999-51885, styled *Radler Enterprises Texas, Inc. v. Arxa International Energy, Inc., et al.*

4. On February 4, 2003, the Texas Judgment was filed as a foreign judgment in the state of Mississippi. The judgment was filed in the Circuit Court of Harrison County, Mississippi, in the First Judicial District, and designated as Cause No. A2401-2003-33 (the "Mississippi Judgment").

DS

Mississippi, in the First Judicial District, and designated as Cause No. A2401-2003-33 (the "Mississippi Judgment").

5. Plaintiff undertook extensive post-judgment discovery and collection activity to enforce the Mississippi Judgment. Interrogatories were served upon Defendants. Mr. Harris appeared and gave an oral deposition in aid of judgment. Defendants-Judgment Debtors Harris and King Resources were not cooperative. Court assistance was required in order to obtain responses and cooperation by those Defendants. Defendants Harris and King Resources, Inc. disobeyed court orders issued pursuant to the Mississippi Judgment, and were held in contempt by the Court. Answers to discovery were evasive, and failed to clearly disclose the existence, location and availability of assets subject to execution. Norris Harris testified that he had structured his financial affairs so that he would not personally own property acquired through his labor and skill.

6. The principal amount of the judgment against King is $290,000.00. Post-judgment interest from July 23, 2002 to February 29, 2008, has accrued in the further sum of $162,082.20 and thereafter at the rate of $79.4521 per day. All such sums remain due and outstanding.

7. The principal amount of the judgment against Harris and Durland is $30,000.00. Post-judgment interest from July 23, 2002, to February 29, 2008 has accrued in the further sum of $16,767.12 and thereafter at the rate of $8.2192 per day. All such sums remain due and outstanding.

8. The Texas Judgment is not dormant.

9. As a corporation, King is not entitled to exempt any property. Loss of its corporate privileges does not transfer title or ownership of such property to the individual

Judgment Debtors as such property is at best held in trust with debts until debts of the corporation are paid. All of its property is subject to seizure, levy, and execution. None of the property enumerated in Paragraph 16 below is exempt property of the individual Defendant-Judgment Debtors.

10. As evidenced by those facts described in paragraph 5 above, Defendants Harris and King Resources, Inc. have secreted property, and arranged finances so that property cannot be readily attached or levied on by ordinary legal process. Moreover, much of the property claimed to be owned by the Defendants-Judgment Debtors is intangible, and evidenced by documents or other instruments. The property described in Paragraph 16 below cannot readily be attached or levied on by ordinary legal process.

15. The property described below is not exempt from attachment, execution, or seizure for the satisfaction of liabilities.

16. The following property is either owned, previously claimed to have been owned, or subject to the control of King Resources, Inc., Jack Durland or Norris Harris, and should be turned over, as further set forth herein:

a. 170,000 linear miles of 2-D Gulf Coast Seismic Data and over 30,000 Electric Logs.

b. 1,000+ well data packages in Texas Louisiana and Mississippi.

c. Shares of stock in GulfPort Oil and Gas.

d. An entity known as TJ Oil and Gas.

e. A partnership or joint venture agreement or other contract to share business with Capco Energy, Inc.

f. Mineral or other contractual interests in 10,000 acres offshore in the Gulf of Mexico, including Vermillion Blocks 112 and 113.

g. Mineral or other contractual interests, including a 100% working interest in approximately 2700 acres in the Fayette Field, Jefferson County, Mississippi.

h. An interest in a joint venture with Carpathian Energy Companie Petroliera, SRL in the Calinesti Field in the Alexandria Block, 100 km southwest of Bucharest, Romania, which according to King Resources encompasses approximately 189,000 acres with proved reserves of 24 bcf of gas, and with probable and possible reserves of 46 bcf of gas.

i. an interest in or business arrangement with Inland Partners and an unspecified deal concealed by Mr. Harris.

j. a drilling rig, which has been shipped or is being shipped from the port of New Orleans to Defendant's interests in Romania.

k. ownership interest in King Resources by Defendants Harris and Durland.

l. all rights privileges and benefits accruing under a certain agreement announced in January 2008 pertaining to the digitizing of King Resources data.

m. bank accounts, deposits, or cash in the name of the Judgment Debtors, or upon which they have signatory authority.

n. An entity known as May Petroleum, Inc., a Texas corporation.

o. Interest in 50,000,000 shares of stock of Royalite Petroleum Company, Inc., a Nevada Corporation transferred and assigned to May Petroleum, Inc. as part of the agreement to acquire a 70% net revenue interest in a lease covering approximately 1,500 acres (the "Airport Lease") in Matagorda County, Texas.

17. Plaintiff is entitled to reasonable costs, including attorney's fees, in seeking enforcement of judgment through the issuance of a turnover order pursuant to Section 31.002(e) of the Texas Civil Practice and Remedies Code. Such costs include those incurred in the investigation, preparation for, and filing of this action, and all such costs incurred in pursuant of the Mississippi Judgment.

18. Plaintiff is further entitled to special turnover injunctive relief to enjoin Defendants from disposing of, encumbering concealing transferring or conveying any of the property that is ordered to be turned over. Such injunctive relief may be issued without compliance with the provisions of T.R.C.P. 683, *et seq.*

19. It is accordingly ORDERED, ADUDGED and DECREED that Defendant-Judgment Debtors, King Resources, Inc., fka ARXA International Energy, Inc., Norris R. Harris and Jack Durland, Jr., turn over for levy to any constable or sheriff authorized under law, on or before May 28, 2008, the following property, together with all documents and records, without limitation, evidencing any rights, duties, obligations, or ownership interest of the Defendant-Judgment Debtors in such property:

a. 170,000 linear miles of 2-D Gulf Coast Seismic Data and over 30,000 Electric Logs.

b. 1,000+ well data packages in Texas Louisiana and Mississippi.

c. Shares of stock in GulfPort Oil and Gas.

d. An entity known as TJ Oil and Gas.

e. A partnership or joint venture agreement or other contract to share business with Capco Energy, Inc.

e. A partnership or joint venture agreement or other contract to share business with Capco Energy, Inc.

f. Mineral or other contractual interests in 10,000 acres offshore in the Gulf of Mexico, including Vermillion Blocks 112 and 113.

g. Mineral or other contractual interests, including a 100% working interest in approximately 2700 acres in the Fayette Field, Jefferson County, Mississippi.

h. An interest in a joint venture with Carpathian Energy Companie Petroliera, SRL in the Calinesti Field in the Alexandria Block, 100 km southwest of Bucharest, Romania, which according to King Resources encompasses approximately 189,000 acres with proved reserves of 24 bcf of gas, and with probable and possible reserves of 46 bcf of gas.

i. an interest in or business arrangement with Inland Partners and an unspecified deal concealed by Mr. Harris.

j a drilling rig, which has been shipped or is being shipped from the port of New Orleans to Defendant's interests in Romania.

k. ownership interest in King Resources by Defendants Harris and Durland.

l. all rights privileges and benefits accruing under a certain agreement announced in January 2008 pertaining to the digitizing of King Resources data.

m. bank accounts, deposits, or cash in the name of the Judgment Debtors or upon which they have signatory authority.

n. An entity known as May Petroleum, Inc., a Texas corporation.

o. Interest in 50,000,000 shares of stock of Royalite Petroleum Company, Inc., a Nevada Corporation transferred and assigned to May Petroleum, Inc. as part of

p. Management fee payable to Norris Harris from Royalite Petroleum Company, Inc. under Management Agreement dated April 2, 2008.

20. It is further ORDERED, ADJUDGED and DECREED that the Judgment Debtors execute and/or endorse any and all documents necessary to transfer and assign such ownership interests identified in Paragraph 19 to the person or entity which acquires such property in the event it is sold at execution.

21. It is further ORDERED, ADJUDGED and DECREED that Plaintiff do have and recover the additional sum of $40,289.44 as costs from Defendants King Resources, Inc., Norris R. Harris and Jack R. Durland, Jr., joint and severally, reasonably incurred in enforcing the Texas Judgment and the Mississippi Judgment. These costs are in addition to the amounts due under the Texas Judgment.

22. It is further ORDERED, ADJUDGED and DECREED that as to any property for which tangible evidence of ownership does not exist or is not turned over, ownership and all indicia of ownership shall be deemed to be transferred to the sheriff or constable for purposes of execution in the same manner as the other property, as described above.

23. It is further ORDERED, ADJUDGED and DECREED that each of the Defendants-Judgment Debtors are restrained and enjoined from destroying, ill treating, wasting, disposing of, encumbering, concealing, transferring, assigning, or conveying any of the property that is ordered to be turned over, as described in Paragraph 19 above.

SIGNED this 28 day of April, 2008.

Margaret A. Cooper

JUDGE PRESIDING

radler\a-pleadings\turnover.app.or